Filed Pursuant to Rule 433

Registration Number 333-190160

International Business Machines Corporation

October 31, 2014

Pricing Term Sheet

Floating Rate Notes due 2021

Issuer	International Business Machines Corporation

Expected Issuer Ratings*	Aa3/AA-/A+ (Moody’s/S&P/Fitch)

Format	SEC Registered

Trade Date	October 31, 2014

Settlement Date	November 6, 2014 (T+4)

Issue Date	November 6, 2014

Sole Bookrunning Manager	J.P. Morgan Securities LLC

Size	$1,100,000,000

Status	Senior Unsecured, Unsubordinated

Maturity	November 6, 2021

Interest Payment Dates	Quarterly on February 6, May 6, August 6 and November 6

First Interest Payment Date	February 6, 2015

Spread to LIBOR	+ 58bps

Designated LIBOR Page	Reuters Screen LIBOR01 Page

Index Maturity	3 Months

Interest Reset Period	Quarterly

Business Days	New York & London

Interest Reset Dates	February 6, May 6, August 6 and November 6

Initial Interest Rate	Three month LIBOR plus 58bps, determined on November 4, 2014

Interest Accrual Commencement Date	November 6, 2014

Make-Whole Call	Not Applicable

Par Call	Not Applicable

Price to Public	100.000%

Underwriting Discount	0.25%

Redemption Price	100.000%

Day Count	Actual/360, Adjusted, Modified Following Business Day

Minimum Denomination	$100,000 and multiples of $1,000

CUSIP	459200 HX2

ISIN	US459200HX26

Settlement

IBM will deliver the Notes to the underwriter at the closing of this offering when the underwriter pays IBM the purchase price of the Notes. The underwriting agreement provides that the closing will occur on November 6, 2014, which is four business days after the date of the prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

Certain investors have indicated an interest in purchasing a significant principal amount of the securities, which could adversely impact liquidity and the trading market for these securities.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533 (collect).

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on October 31, 2014 relating to its Prospectus dated July 26, 2013.